PROSPECTUS SUPPLEMENT dated November 8, 2012 (To prospectus dated August 11, 2011)	Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-176243

GENERAL MILLS, INC.

DIRECT PURCHASE PLAN

This is a supplement (“Supplement”) to the Prospectus dated August 11, 2011 (the “Prospectus”), which relates to the Direct Purchase Plan (the “Plan”) of General Mills, Inc. (“General Mills”). The information set forth below is intended to amend the identified sections originally set forth in the Prospectus. This Supplement should be attached to the Prospectus and read in conjunction with it.

The Fee Disclosure Table on page 11 in the Prospectus is hereby deleted in its entirety and replaced with the following:

FEE DISCLOSURE TABLE

Certificate Deposit	company paid
Certificate Issuance	company paid
Enrollment Fee	$15.00
Investment Fees
via dividend reinvestment	company paid
via optional cash investment	company paid
via automatic withdrawal	company paid
purchase commission	company paid
Service Fees and Commission
batch order	$15.00 per transaction
market order	$25.00 per transaction
limit order (Day/GTD/GTC)	$30.00 per transaction
stop order	$30.00 per transaction
sale trading commission	$0.12 per share
electronic deposit of proceeds	$5.00 per transaction
Fee for Returned Checks or Rejected Automatic Bank Withdrawals	$35.00 per item
Prior Year Duplicate Statements	$20.00 per year

The Sale of Shares section beginning on page 14 of the Prospectus is hereby deleted in its entirety and replaced with the following:

Sale of Shares

You may sell some or all of your Plan shares if the current market value of the Plan shares to be sold is $25,000 or less. You may sell your Plan shares by submitting a request online or by telephone, if you have previously authorized automated privileges, or by submitting a completed Transaction Request Form or a written request to the Plan Administrator. If you submit a Transaction Request Form or written request to sell shares, your sale will be processed as a batch order. The Transaction Request Form or written request should specify the number of Plan shares to be sold and should be signed by all authorized signers.

General Mills, Inc. Direct Purchase Plan – Prospectus Supplement

Sales of your Plan shares are usually made through an affiliated broker, who will receive brokerage commissions. Typically, Plan shares are sold through the stock exchange on which the common shares of General Mills are traded. Depending on the number of Plan shares to be sold and current trading volume, sale transactions may be completed in multiple transactions and over the course of more than one day. All sales are subject to market conditions, system availability, restrictions and other factors. The actual sale date, time or price received for any shares sold through the Plan cannot be guaranteed.

You may instruct the Plan Administrator to sell a specified number shares under the Plan through a Batch Order, Market Order, Day Limit Order, Good-‘Til-Date/Canceled Limit Order or Stop Order, as described below:

•	BATCH ORDER (ONLINE, TELEPHONE OR MAIL) – The Plan Administrator will combine each request to sell through the Plan with other Plan participant sale requests for a Batch Order. Shares are then periodically submitted in bulk to a broker for sale on the open market. Shares will be sold no later than five business days (except where deferral is necessary under state or federal regulations). Bulk sales may be executed in multiple transactions and over more than one day depending on the number of shares being sold and current trading volumes. Once entered, a Batch Order request cannot be canceled.
•	MARKET ORDER (ONLINE OR TELEPHONE) – A request to sell shares in a Market Order will be at the prevailing market price when the trade is executed. If such an order is placed during market hours, the Plan Administrator will promptly submit the shares to a broker for sale on the open market. Once entered, a Market Order request cannot be canceled. Sales requests submitted near the close of the market may be executed on the next trading day, along with other requests received after market close.
•	DAY LIMIT ORDER (ONLINE OR TELEPHONE) – A request to sell shares in a Day Limit Order will be promptly submitted by the Plan Administrator to a broker. The broker will execute when and if the stock reaches, or exceeds the specified price on the day the order was placed (for orders placed outside of market hours, the next trading day). The order is automatically canceled if the price is not met by the end of that trading day. Depending on the number of shares being sold and current trading volumes, the order may only be partially filled and the remainder of the order canceled. Once your Day Limit Order has been entered, you may not cancel it.
•	GOOD-‘TIL-DATE/CANCELED (GTD/GTC) LIMIT ORDER (ONLINE OR TELEPHONE) – A GTD/GTC Limit Order request will be promptly submitted by the Plan Administrator to a broker. The broker will execute when and if the stock reaches, or exceeds the specified price at any time while the order remains open (up to the date requested or 90 days for GTC limit orders). Depending on the number of shares being sold and current trading volumes, sales may be executed in multiple transactions and may be traded on more than one day. The order or any unexecuted portion will be automatically canceled if the price is not met by the end of the order period. The order may also be canceled by you or the applicable stock exchange.
•	STOP ORDER (ONLINE OR TELEPHONE) – The Plan Administrator will promptly submit your request to sell shares in a Stop Order to a broker. A sale will be executed when the stock reaches a specified price, at which time the Stop Order becomes a Market Order and the sale will be at the prevailing market price when the trade is executed. The price specified in the order must be below the current market price (generally used to limit a market loss).

Sales proceeds will be net of any fees to be paid by you. The Plan Administrator will deduct any fees or commissions (see “FEE DISCLOSURE TABLE”) or applicable tax withholding from the sale proceeds. Sales processed on accounts without a valid Form W-9 for U.S. citizens or Form W-8BEN for non-U.S. citizens will be subject to Federal Backup Withholding. This tax can be avoided by furnishing the appropriate and valid form prior to the sale. Forms are available online at shareowneronline.com.

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General Mills, Inc. Direct Purchase Plan – Prospectus Supplement

A check will be issued for your sale proceeds, unless you elect to receive the funds by direct deposit into your bank account. A check for the proceeds of the sale of shares (in U.S. Dollars), less applicable taxes and fees, will generally be mailed by first class mail four business days after trade date. If you submit a request to sell all or part of your Plan shares, and you request net proceeds to be automatically deposited into a checking or savings account, you must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If you are unable to provide a voided check or deposit slip, your written request must have your signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be processed and a check for the net proceeds will be issued.

If you wish to sell shares currently held in certificate form, you may send the certificates in for deposit to the Plan Administrator and then proceed with the sale. To sell shares through a broker of your choice, you may request the broker to transfer shares electronically from the Plan account to your brokerage account. Alternatively, a stock certificate can be requested that you may deliver to your broker.

Selling participants should be aware that the share price of General Mills Common Stock may fall or rise during the period between a request for sale, its receipt by the Plan Administrator, and the ultimate sale in the open market. You should evaluate these possibilities while deciding whether and when to sell any shares through the Plan. The price risk will be borne solely by you.

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PROSPECTUS

GENERAL MILLS, INC.

DIRECT PURCHASE PLAN

The Direct Purchase Plan (the “Plan”) of General Mills, Inc. (“General Mills”) provides participants with a convenient and economical method of purchasing shares of General Mills’ common stock, par value $0.10 per share (“Common Stock”), and reinvesting cash dividends paid on Common Stock in additional shares of Common Stock.

Participation in the Plan is open to any registered holder of Common Stock and to any person who becomes a registered holder of Common Stock by enrolling in the Plan, paying a one-time account set-up fee of $15 and either making an initial investment of at least $250 or authorizing automatic monthly cash investments of at least $50 for a minimum of five months. Beneficial owners of Common Stock whose only shares are registered in names other than their own (e.g., held in street name in a brokerage account) are not eligible until they become stockholders of record either by withdrawing the shares from their brokerage account and registering the shares in their own name or by enrolling in the Plan in the same manner as a non-stockholder.

Participants in the Plan may elect to have the cash dividends paid on all or a percentage of their shares of Common Stock automatically reinvested in additional shares of Common Stock. Participants may also purchase additional shares of Common Stock by making optional cash investments in accordance with the provisions of the Plan. Holders of Common Stock who choose not to participate in the Plan will continue to receive cash dividends on shares of Common Stock registered in their name, as declared, by check or direct deposit.

Shares of Common Stock purchased by participants in the Plan may be treasury or new issue Common Stock or, at General Mills’ option, Common Stock purchased in the open market or in negotiated transactions. Treasury or new issue Common Stock is purchased from General Mills at the market price on the applicable investment date. The price of Common Stock purchased in the open market or in negotiated transactions is the weighted average price at which the shares are actually purchased. This prospectus relates to 2,000,000 shares of Common Stock. The Common Stock is listed on the New York Stock Exchange under the ticker symbol GIS, and its closing price as of August 2, 2011 was $36.50 per share.

A complete description of the Plan begins on page 3 of this prospectus.

Shares of Common Stock offered under the Plan to persons who are not currently stockholders of General Mills are offered through Wells Fargo Advisors, LLC, a registered broker/dealer.

Investing in our Common Stock involves risks. See “Risk Factors” beginning on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 11, 2011.

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General Mills, Inc. Direct Purchase Plan

About this Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the Plan Administrator have authorized anyone else to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered in this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this prospectus nor any sale made under this prospectus of the securities described herein shall under any circumstances imply, and you should not assume, that the information contained in this prospectus or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

Except as otherwise indicated or required by the context, all references in this prospectus to “General Mills,” the “Company,” “we,” us” and “our” are to General Mills, Inc. and not to its subsidiaries.

All references in this prospectus to “$,” “U.S. Dollars” and “dollars” are to United States dollars.

Any trademarks and servicemarks in this prospectus are set forth in capital letters and are owned or licensed by us or our subsidiaries.

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General Mills, Inc. Direct Purchase Plan

About General Mills

General Mills, Inc. is a leading global manufacturer and marketer of branded consumer foods sold through retail stores. We are also a leading supplier of branded and unbranded food products to the foodservice and commercial baking industries. We manufacture our products in 15 countries and market them in more than 100 countries. Our joint ventures manufacture and market products in more than 130 countries and republics worldwide.

We were incorporated under the laws of the State of Delaware in 1928. We employ approximately 35,000 persons worldwide. Our principal executive offices are located at Number One General Mills Boulevard, Minneapolis, Minnesota 55426; our telephone number is (763) 764-7600.

General Mills provides a more detailed description of our business and important factors that could affect our financial performance in our annual report on Form 10-K and other reports filed with the Securities and Exchange Commission (“SEC”) and incorporated by reference herein. A copy of General Mills’ most recent annual report on Form 10-K can be obtained without charge. See “Where You May Find More Information About General Mills.”

Risk Factors

An investment in the Common Stock involves risks. Before deciding whether to purchase any shares of Common Stock, you should consider the risks discussed below or elsewhere in this prospectus, including those set forth under the heading “Cautionary Statement Regarding Forward-Looking Statements,” and in our filings with the SEC that we have incorporated by reference in this prospectus.

Any of the risks discussed below or elsewhere in this prospectus, or in our SEC filings incorporated by reference, could have a material impact on our business, financial condition or results of operations. As a result, the trading price of the Common Stock could decline.

The price of the Common Stock may fluctuate significantly, and this may make it difficult for you to resell any shares of the Common Stock when you want or at prices you find attractive.

The price of the Common Stock on the New York Stock Exchange constantly changes. We expect that the market price of the Common Stock will continue to fluctuate.

In addition, the stock markets from time to time experience price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies and that may be extreme. These fluctuations may adversely affect the trading price of the Common Stock, regardless of our actual operating performance.

For a further discussion of risks affecting the Common Stock, see the factors set forth below under “Cautionary Statement Regarding Forward-Looking Statements” and the discussion of our business and related matters set forth in the information incorporated in this prospectus by reference.

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General Mills, Inc. Direct Purchase Plan

Future sales of the Common Stock or equity-related securities in the public market could adversely affect the trading price of the Common Stock and our ability to raise funds in new stock offerings.

In the future, we may sell additional shares of the Common Stock to raise capital. In addition, shares of the Common Stock are reserved for issuance on the exercise of stock options, the vesting of restricted stock units and the conversion of notes. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for the Common Stock. Sales of significant amounts of the Common Stock or equity-related securities in the public market, or the perception that such sales will occur, could adversely affect prevailing trading prices of the Common Stock and could impair our ability to raise capital through future offerings of equity or equity-related securities. Future sales of shares of the Common Stock or the availability of shares of the Common Stock for future sale could adversely affect the trading price of the Common Stock.

We can issue shares of preference stock that may adversely affect your rights as a holder of the Common Stock.

Our certificate of incorporation currently authorizes the issuance of five million shares of cumulative preference stock. Our board of directors is authorized to approve the issuance of one or more series of preference stock without further authorization of our stockholders and to fix the number of shares, the designations, the relative rights and the limitations of any series of preference stock. As a result, our board, without stockholder approval, could authorize the issuance of preference stock with voting, conversion and other rights that could proportionately reduce, minimize or otherwise adversely affect the voting power and other rights of holders of the Common Stock or other series of preference stock or that could have the effect of delaying, deferring or preventing a change in our control.

Cautionary Statement Regarding Forward-Looking Statements

We and our representatives may from time to time make written or oral forward-looking statements with respect to our annual or long-term goals, including statements contained in this prospectus, the documents incorporated by reference in this prospectus, our filings with the SEC and our reports to stockholders.

The words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “plan,” “project,” or similar expressions identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results and those currently anticipated or projected. We wish to caution you not to place undue reliance on any such forward-looking statements.

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are identifying important factors that could affect our financial performance and could cause our actual results in future periods to differ materially from any current opinions or statements.

Our future results could be affected by a variety of factors, such as:

•	competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions and promotional activities of our competitors;
•	economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital;
•	product development and innovation;
•	consumer acceptance of new products and product improvements;

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General Mills, Inc. Direct Purchase Plan

•	consumer reaction to pricing actions and changes in promotion levels;
•	acquisitions or dispositions of businesses or assets;
•	changes in capital structure;
•	changes in laws and regulations, including labeling and advertising regulations;
•	impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in the useful lives of other intangible assets;
•	changes in accounting standards and the impact of significant accounting estimates;
•	product quality and safety issues, including recalls and product liability;
•	changes in customer demand for our products;
•	effectiveness of advertising, marketing and promotional programs;
•	changes in consumer behavior, trends and preferences, including weight loss trends;
•	consumer perception of health-related issues, including obesity;
•	consolidation in the retail environment;
•	changes in purchasing and inventory levels of significant customers;
•	fluctuations in the cost and availability of supply chain resources, including raw materials, packaging and energy;
•	disruptions or inefficiencies in the supply chain;
•	volatility in the market value of derivatives used to hedge price risk for certain commodities;
•	benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities;
•	failure of our information technology systems;
•	foreign economic conditions, including currency rate fluctuations; and
•	political unrest in foreign markets and economic uncertainty due to terrorism or war.

You should also consider the risk factors that we identify in this prospectus, which could also affect the price of the Common Stock.

We undertake no obligation to publicly revise any forward-looking statements to reflect events or circumstances after the date of those statements or to reflect the occurrence of anticipated or unanticipated events.

Description of the Plan

Purposes

The Plan provides participants with a convenient and economical method of systematically increasing their ownership interest in General Mills through purchases of Common Stock and the reinvestment of cash dividends in additional shares of Common Stock. General Mills may use the Plan to raise capital for general corporate purposes through the sale to participants of treasury or new issue Common Stock.

Features

The Plan has the following features:

•	OPEN TO NON-STOCKHOLDERS – If you do not currently own shares of Common Stock you may become a participant in the Plan by paying an enrollment fee and either making an initial investment of at least $250 or authorizing automatic monthly cash investments of at least $50 for at least five months.

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General Mills, Inc. Direct Purchase Plan

•	AUTOMATIC REINVESTMENT OF DIVIDENDS – Cash dividends paid on all or a specified percentage of shares of Common Stock are automatically reinvested in additional shares of Common Stock.
•	OPTIONAL CASH INVESTMENTS – You may make optional cash investments in Common Stock of at least $50 per investment up to an aggregate of $250,000 per calendar year. Optional cash investments may be made by monthly automatic withdrawal or by check as you desire.
•	FULL INVESTMENT OF PLAN FUNDS – Funds invested in the Plan are fully invested through the purchase of fractional shares, computed to three decimals, as well as full shares. Cash dividends on fractional shares are reinvested in additional shares of Common Stock.
•	AUTOMATED REQUESTS – You may establish automated privileges for your Plan account, enabling you to execute certain Plan orders by phone or online.
•	SHARE SAFEKEEPING – You may deposit for safekeeping certificates representing shares of Common Stock held in physical certificate form, whether or not the shares were issued under the Plan, at no cost to you.
•	ACCOUNT STATEMENTS – Account statements detailing your Plan activities are mailed to you following each Plan transaction.

Considerations

You should consider the following prior to participating in the Plan:

•	FEES – See “FEE DISCLOSURE TABLE.”
•	INVESTMENT TIMING; PRICE RISKS – Because the prices at which Plan shares are purchased are determined as of specified dates or as of dates otherwise beyond your control, you may lose certain advantages otherwise available from being able to select the timing of your investment. For example, because the price charged to you for shares purchased in the open market or in negotiated transactions is the weighted average price at which the shares are actually purchased and maybe over a period of days following an investment date, you may pay a higher price for shares purchased under the Plan than for shares purchased on the investment date outside of the Plan.
•	NO INTEREST PENDING INVESTMENT – No interest is paid on optional cash investments pending their investment in Common Stock.

Administration

As of the date of this prospectus, administration of the Plan is handled by Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A. (the “Plan Administrator”). The Plan Administrator is responsible for the clerical and ministerial administration of the Plan, including receiving initial and optional cash investments of participants, forwarding funds received from or on behalf of participants to a registered broker/dealer for purchases of Common Stock, issuing statements to participants of their Plan account activities and performing certain other administrative duties related to the Plan.

Plan Requests should be mailed to:
Wells Fargo Shareowner Services
P.O. Box 64856
St. Paul, MN 55164-0856

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General Mills, Inc. Direct Purchase Plan

Certified/Overnight Mail:
Wells Fargo Shareowner Services
161 North Concord Exchange
South St. Paul, MN 55075-1139

General Information:
Fax: 1-651-450-4085
Tel: 1-800-670-4763
Tel: 1-651-450-4064 (outside the United States)

An automated voice response system is available
24 hours a day, 7 days a week.

Customer Service Representatives are available from 7:00 a.m. to
7:00 p.m., Central Standard Time, Monday through Friday.

Internet:
General Information and Stockholder Account Access - www.shareowneronline.com

The Plan Administrator is responsible for purchasing and selling shares of Common Stock for your Plan account, including the selection of any broker or dealer through which Plan purchases and sales are made. General Mills has no control over the times or prices at which the Plan Administrator effects transactions or the selection of any broker or dealer used by the Plan Administrator.

Automated Requests

ONLINE.    You may establish automated privileges for your Plan account, enabling you to execute the following Plan orders online:

•	enroll in the Plan;
•	sell a portion or all of your Plan shares, if the current market value of the shares to be sold is $25,000 or less, you have a United States bank account and, for joint accounts, you have previously authorized automated account access;
•	authorize, change or terminate automatic monthly withdrawals from your bank account; and
•	change your dividend reinvestment option (example: change from full reinvestment to partial reinvestment).

Certain restrictions may apply.

Instructions on creating an account or accessing your account online are as follows:

For non-stockholders of record: Go to www.shareowneronline.com and click on “Direct Purchase Plan,” under the column titled Invest in a Plan. Next, simply click on “Invest Now” under the column New Investors for General Mills, Inc. Then follow instructions on the “Buy Shares” page.

For stockholders of record: Go to www.shareowneronline.com and click on “Sign Up Now!” under “I am a Current Shareowner.” You will need your 10-digit account number, your 12-digit Authentication ID and a valid email address. Your account number can be found on your dividend check, dividend deposit notice or account statement. If you do not have your Authentication ID, you may request one online or by phone. Your Authentication ID will be sent to your mailing address on file.

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General Mills, Inc. Direct Purchase Plan

After you have successfully signed up, you will be able to access your account immediately. You will also receive written confirmation to your mailing address on file that your account has been activated for online access.

TELEPHONE.    You may establish automated privileges for your Plan account, enabling you to execute the following Plan orders by telephone:

•	sell a portion or all of your Plan shares, if the current market value of the shares to be sold is $25,000 or less, you have a United States bank account and, for joint accounts, you have previously authorized automated account access;
•	request a certificate for all or a portion of your Plan shares, but only if the current market value of the shares to be issued is $50,000 or less;
•	change or terminate automatic monthly withdrawals from your bank account; and
•	change your dividend reinvestment option (example: change from full reinvestment to partial reinvestment).

Certain restrictions may apply.

Forms

ACCOUNT AUTHORIZATION FORM.    An Account Authorization Form is used to enroll in the Plan and for stockholders to change automatic cash withdrawal and investment dollar amounts, automated privileges and/or direct deposit of dividends. An Account Authorization Form can be obtained from the Plan Administrator upon request, or you can enroll online at www.shareowneronline.com.

TRANSACTION REQUEST FORM.    A Transaction Request Form is used to make optional cash investments, sell Plan shares, deposit physical certificate shares with the Plan Administrator, discontinue or change automatic cash withdrawal and investment dollar amounts, and terminate participation in the Plan. A Transaction Request Form is attached to each account statement mailed to participants.

Additional Account Authorization Forms and Transaction Request Forms can be obtained from the Plan Administrator upon request.

Eligibility

Any person or entity, whether or not currently a registered holder of Common Stock, may participate in the Plan by enrolling in accordance with the procedures (see “Enrollment and Participation”). General Mills reserves the right to deny, modify, suspend or terminate participation by any person or entity (see “OTHER INFORMATION – DENIAL OR TERMINATION OF PARTICIPATION BY GENERAL MILLS”).

Note: Regulations in certain countries may limit or prohibit participation in this type of Plan. Accordingly, persons residing outside the United States who wish to participate in the Plan should first determine whether they are subject to any governmental regulation prohibiting their participation.

Enrollment and Participation

You may enroll in the Plan at any time by going online (see “AUTOMATED REQUESTS – ONLINE”) or by completing the Account Authorization Form and returning it to the Plan Administrator at the address set forth on the form.

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General Mills, Inc. Direct Purchase Plan

STOCKHOLDERS.    If you are a registered holder of Common Stock, you may go online (see “AUTOMATED REQUESTS – ONLINE”) or complete an Account Authorization Form to participate in the Plan. If you are a beneficial owner of Common Stock whose only shares are held in the name of a bank, broker or other nominee, you must either (a) arrange for the bank, broker or nominee to register in your name the number of shares of Common Stock that you want to participate in the Plan and then go online or complete an Account Authorization Form to enroll in the Plan or (b) go online or complete an Account Authorization Form and become a stockholder of record by enrolling in the Plan in the same manner as a non-stockholder.

NON-STOCKHOLDERS.    If you are not a registered owner of Common Stock, you may go online (see “AUTOMATED REQUESTS – ONLINE”) or complete an Account Authorization Form and pay a one-time enrollment fee of $15 (see “FEE DISCLOSURE TABLE”). You must also make an initial cash investment of at least $250. The initial cash investment will be waived if you authorize automatic monthly cash investments of at least $50 for a minimum of five months. You need only include a check in the amount of the initial cash investment (or authorization for automatic monthly cash investment) plus the enrollment fee. If you enroll online, your enrollment fee and initial cash investment or automatic monthly cash investment funds will be automatically debited from your bank account and you need not send any check. A maximum of $250,000 may be invested in the Plan through optional cash investments during any calendar year.

DIVIDEND REINVESTMENT

As described below, by participating in the Plan, you may have the cash dividends paid on all or a percentage of your shares of Common Stock (net of brokerage commissions and service fees as described below) automatically reinvested in Common Stock on the dividend payment date. THE PAYMENT OF DIVIDENDS ON COMMON STOCK IS AT THE DISCRETION OF GENERAL MILLS’ BOARD OF DIRECTORS. General Mills’ Board of Directors has the right to stop paying or to change the amount of dividends at any time.

Reinvestment Options

You may send in optional cash with any of the below options. You may change your reinvestment option at any time by going online (see “AUTOMATED REQUESTS – ONLINE”), calling (see “AUTOMATED REQUESTS – TELEPHONE”) or sending written notice to the Plan Administrator. Notices received on or before a dividend record date will be effective for that dividend. Notices received after a dividend record date will not be effective until after that dividend has been paid.

FULL DIVIDEND REINVESTMENT.    If you elect this option online, by calling or on your Account Authorization Form, the Plan Administrator will reinvest in additional shares of Common Stock all cash dividends paid on all shares of Common Stock held then or subsequently by you in physical certificate form or book-entry (DRS), including all shares of Common Stock held in your Plan account.

PARTIAL DIVIDEND REINVESTMENT.    If you elect this option online, by calling or on your Account Authorization Form, you must select the percentage (from 10% to 90%, in increments of 10%) of the total number of shares of Common Stock held then or subsequently by you in physical certificate form or book-entry (DRS), including all shares of Common Stock held in your Plan account, with respect to which you want cash dividends reinvested. The Plan Administrator will reinvest in additional shares of Common Stock all cash dividends paid on the specified percentage of shares. You will receive checks from General Mills for dividends, when declared and paid, only for those shares not subject to dividend reinvestment.

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General Mills, Inc. Direct Purchase Plan

CASH PAYMENTS ONLY.    If you elect this option online, by calling or on your Account Authorization Form, you will continue to receive, as declared, by check or direct deposit, cash dividends paid on shares of Common Stock then or subsequently held by you in physical certificate form or book-entry (DRS), including on all shares of Common Stock in the Plan.

DIRECT DEPOSIT OF DIVIDENDS.    You can have your unreinvested cash dividends transferred directly to your bank for deposit. For electronic direct deposit of dividend funds, contact the Plan Administrator to request a Direct Deposit of Dividends Authorization Form, complete and return to the Plan Administrator. Be sure to include a voided check for checking accounts or savings deposit slip for savings accounts. If your stock is jointly owned, all owners must sign the form.

Dividend Payment Dates

Dividends on Common Stock have historically been paid on the first day of February, May, August and November, and the tenth day of January, April, July and October, respectively, have generally been the record dates for the payment of such dividends.

Cash Investments

See the “FEE DISCLOSURE TABLE” for any fees that may apply. You are under no obligation to make additional cash investments after the initial cash investment.

INITIAL CASH INVESTMENT.    If you are not a registered owner of Common Stock, you must include an initial cash investment of at least $250 with your completed Account Authorization Form or authorize automatic monthly cash investments of at least $50 for a minimum of five months. For automatic monthly cash investments, your first investment of at least $50 must be made by check. In either case, you must also pay a one-time enrollment fee of $15 (see “FEE DISCLOSURE TABLE” and “ENROLLMENT AND PARTICIPATION”). If you enroll online, your enrollment fee and initial cash investment or automatic monthly cash investment funds will be automatically debited from your bank account and you need not send any check. If you are already a stockholder of record, no initial investment or enrollment fee is required.

OPTIONAL CASH INVESTMENTS.    You may make optional cash investments at any time by personal check, along with a Transaction Request Form from one of your Account Statements, or monthly by automatic cash withdrawals from a designated United States bank account. You may vary optional cash investments from a minimum of $50 per investment up to a maximum of $250,000 per calendar year. Initial cash investments are included in the month in which they are made for purposes of determining whether the $250,000 maximum has been reached.

CHECK.    Optional cash investments made by check must be accompanied by a completed Transaction Request Form and received by the Plan Administrator no later than two business days prior to an investment date for an initial cash investment and one business day prior to an investment date for optional cash investments; otherwise, optional cash investments are held by the Plan Administrator for investment on the next investment date. Optional cash investments made by check must be payable to “Shareowner Services” in U.S. funds.

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General Mills, Inc. Direct Purchase Plan

AUTOMATIC CASH WITHDRAWAL AND INVESTMENT.    In addition to making optional cash investments by check, you may authorize a one-time automatic withdrawal or monthly automatic withdrawals from a designated bank account. Funds will be drawn from your designated bank account on or about the 25th of each month and will be invested in General Mills Common Stock beginning on the next investment date. Participants do not receive any confirmation of the transfer of funds other than as reflected in their monthly Plan account statements and in their bank account statements. The minimum withdrawal amount is $50 and the maximum aggregate optional cash investment, including an initial investment, during any calendar year is $250,000.

To authorize automatic cash withdrawals, go online or complete and sign the Bank Authorization Agreement section of the Account Authorization Form and return it to the Plan Administrator together with a voided blank check for checking accounts or a deposit slip for savings accounts from which funds are to be transferred. Your automatic funds transfers will begin as soon as practicable after the Plan Administrator receives the request. You may change the amount of your monthly transfer or terminate your monthly transfer altogether by going online, by calling or by completing a Plan Transaction Request Form or by completing an Account Authorization Form and returning it to the Plan Administrator. To be effective with respect to a particular investment date, your change or termination request must be received by the Plan Administrator at least 15 business days prior to the investment date.

A participant may obtain the return of any cash investment upon request received by the Plan Administrator on or before the second business day prior to the date on which it is to be invested. See “INVESTMENT DATES – OPTIONAL CASH INVESTMENTS.”

NO INTEREST IS PAID ON FUNDS HELD BY THE PLAN ADMINISTRATOR PENDING THEIR INVESTMENT IN COMMON STOCK. ALL OPTIONAL CASH INVESTMENTS, INCLUDING THE INITIAL CASH INVESTMENT, ARE SUBJECT TO THE COLLECTION BY THE PLAN ADMINISTRATOR OF FULL FACE VALUE IN U.S. FUNDS.

During the period that an optional cash investment is pending, the collected funds in the possession of the Plan Administrator may be invested in certain Permitted Investments. For purposes of this Plan, “Permitted Investments” shall mean any money market mutual funds registered under the Investment Company Act (including those of an affiliate of the Plan Administrator or for which the Plan Administrator or any of its affiliates provides management advisory or other services) consisting entirely of (i) direct obligations of the United States of America or (ii) obligations fully guaranteed by the United States of America. The risk of any loss from such Permitted Investments shall be the responsibility of the Plan Administrator. Investment income from such Permitted Investments shall be retained by the Plan Administrator.

If any optional cash contribution, including payments by check or automatic withdrawal, is returned for any reason, the Plan Administrator will remove from the participant’s account any shares purchased upon prior credit of such funds, and will sell these shares. The Plan Administrator may sell other shares in the account to recover the returned funds fee (see “FEE DISCLOSURE TABLE”) for each optional cash contribution returned unpaid for any reason and may sell additional shares as necessary to cover any market loss incurred by the Plan Administrator.

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General Mills, Inc. Direct Purchase Plan

SOURCE OF SHARES.    Shares purchased by participants under the Plan are treasury or new issue Common Stock that General Mills has registered under the Securities Act of 1933, as amended, or Common Stock purchased by the Plan Administrator in the open market or in negotiated transactions. The Plan Administrator purchases shares in the open market or in negotiated transactions as soon as practicable (but in no event more than seven calendar days) after the applicable investment date, subject to any waiting periods required under applicable securities laws or stock exchange regulations. General Mills determines the source or sources of shares used to fulfill Plan requirements and, subject to certain regulatory restrictions on the frequency with which it can change its determination, may change such determination from time to time without notice to Plan participants. General Mills expects that generally all Plan purchases will be effected in open market transactions. The Plan Administrator will furnish the name of the registered broker/dealer utilized in share transactions, within a reasonable time upon written request from the stockholder.

PRICE OF SHARES.    The price per share of treasury or new issue Common Stock is the average of the high and low sale prices of the Common Stock (as reported on the New York Stock Exchange Composite Tape) on the applicable investment date or, if the New York Stock Exchange is closed on the investment date, on the next preceding day the New York Stock Exchange is open. The price of shares purchased in the open market or in negotiated transactions is the weighted average price at which the shares are actually purchased for the applicable investment date. The Plan Administrator may, in its discretion, commingle participants’ funds for the purpose of purchasing shares. Because the prices at which shares are purchased under the Plan are determined as of specified dates or as of dates otherwise beyond the control of participants, participants may lose any advantage otherwise available from being able to select the timing of their investment. Participants’ accounts will be credited with the number of full and fractional shares, computed to three decimal places.

Investment Dates

DIVIDEND REINVESTMENT.    Cash dividends are reinvested on the applicable dividend payment date or, if the dividend payment date is not a business day, the business day next following the dividend payment date. If a participant’s Account Authorization Form is received by the Plan Administrator on or before the record date for a particular dividend, dividend reinvestment will begin with respect to dividends paid on the next dividend payment date. If the Account Authorization Form is received by the Plan Administrator after the record date, dividend reinvestment will not begin until the dividend payment date following the next record date.

OPTIONAL CASH INVESTMENTS.    Optional cash investments are made on (a) Wednesday of each week or, if Wednesday is not a business day, the next business day or (b) in any week in which a cash dividend is paid, the dividend payment date or, if the dividend payment date is not a business day, the business day next following the dividend payment date.

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General Mills, Inc. Direct Purchase Plan

Brokerage Commissions, Service Fees and Other Costs

BROKERAGE COMMISSIONS.    Brokerage commissions payable with respect to Plan purchases are paid by General Mills. Brokerage commissions payable with respect to Plan sales are deducted from the proceeds payable to participants.

SERVICE FEES.    Dividend reinvestment and optional cash investment service fees are in addition to brokerage commissions and are paid by General Mills. Participants pay a service fee in connection with sales of Plan shares. The service fee is in addition to brokerage commissions and is deducted from the proceeds payable to the selling participant.

COMMISSIONS AND FEES SUBJECT TO CHANGE.    General Mills may change from time to time the amount of commissions and fees charged participants upon 30 days’ prior notice to participants.

FEE DISCLOSURE TABLE

Certificate Deposit	company paid
Certificate Issuance	company paid
Enrollment Fee	$15.00
Investment Fees
via dividend reinvestment	company paid
via optional cash investment	company paid
via automatic withdrawal	company paid
purchase commission	company paid
Sale Fees
service fee	$15.00 per transaction
sale commission	$0.12 per share
electronic deposit of proceeds	$5.00 per transaction
Fee for Returned Checks or Rejected Automatic Bank Withdrawals	$35.00 per item
Prior Year Duplicate Statements	$20.00 per year

Account Statements

Following each purchase or other transaction involving your account, you will be furnished with a statement that includes:

•	the amount of any investment from:
➢ cash dividends paid on shares registered in your name;
➢ cash dividends paid on full and fractional Plan shares in your account;
➢ cash investments;
•	the date of the transaction;
•	the number and price per share of any Plan shares purchased for your account;
•	the number and price per share of any Plan shares sold for your account;
•	the number of Plan shares withdrawn from or deposited to your account by you;
•	the fees and brokerage commission, if any, for the transaction;

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General Mills, Inc. Direct Purchase Plan

•	the total number of book-entry (DRS) shares, shares held in certificate form and Plan shares in your account; and
•	a year-to-date summary of transactions in your account.

These statements contain information that is required for tax reporting purposes. Therefore, it is imperative that you keep the statements until Plan shares have been disposed of and all tax obligations have been met. If this information is lost, a written request stating the information required may be sent to the Plan Administrator at the address contained in this prospectus. A fee for past account information may be charged (see “FEE DISCLOSURE TABLE”).

Direct Registration

General Mills is a participant in the Direct Registration System (“DRS”). DRS is a method of recording shares of stock in book-entry form. Book-entry means that your shares are registered in your name on the books of the company without the need for physical certificates and are held separately from any Plan shares you may own. Shares held in book-entry have all the traditional rights and privileges as shares held in certificate form. With DRS stockholders can:

•	eliminate the risk and cost of storing certificates in a secure place;
•	eliminate the cost associated with replacing lost, stolen, or destroyed certificates; and
•	move shares electronically to their broker.

How to Begin.    Any future share transactions will be issued in book-entry form rather than physical certificates unless you specify otherwise. You may convert any stock certificate(s) you are currently holding into book-entry form. Send the stock certificate(s) to the Plan Administrator with a request to deposit them to your DRS account. There is no cost to you for this custodial service and by doing so; you will be relieved of the responsibility for loss or theft of your certificate(s).

General Mills strongly recommends that you use registered or certified mail to mail your certificates to the Plan Administrator, insuring the certificates for 2% of the current market value of the shares represented thereby. In any case, you bear the full risk of loss, regardless of the method used, in the event the certificates are lost. YOU SHOULD NOT ENDORSE YOUR CERTIFICATES PRIOR TO MAILING. (See Optional Mail Loss Insurance under “SHARE SAFEKEEPING”).

Electronic Share Movement.    You may choose to have a portion or all of your full book-entry (DRS) or Plan shares delivered directly to your broker by contacting your broker/dealer. When using your broker to facilitate a share movement, provide them with a copy of your DRS account statement.

Share Certificates

Plan purchases are credited to your account and shown on your account statement. You do not receive certificates for your Plan shares unless requested. This protects against loss, theft or destruction of stock certificates and reduces General Mills’ administrative costs associated with the Plan. You may obtain certificates for some or all full Plan shares by submitting a written request to the Plan Administrator. Certificate withdrawal requests received via phone are accepted, but only if the current market value of the shares to be issued is $50,000 or less. Your request should specify the number of full Plan shares to be withdrawn from your account. Stock certificates will be issued and sent to the holder of record. Fractional shares are not issued under any conditions.

You may not pledge or grant a security interest in Plan shares or transfer Plan shares outside of the Plan unless certificates representing the shares have been issued by the Plan Administrator.

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General Mills, Inc. Direct Purchase Plan

Share Safekeeping

At any time beginning with enrollment in the Plan, you may deposit with the Plan Administrator physical certificates representing shares of Common Stock, whether or not the shares were acquired under the Plan, at no cost to you. To use this service, you must send your physical certificates to the Plan Administrator with a properly completed Transaction Request Form or Account Authorization Form. Shares represented by certificates deposited with the Plan Administrator are credited to your account and thereafter are treated as if acquired under the Plan. You are responsible for maintaining your own records of the cost basis of certificated shares deposited with the Plan Administrator.

General Mills strongly recommends that you use registered or certified mail to mail your certificates to the Plan Administrator, insuring the certificates for 2% of the current market value of the shares represented thereby. In any case, you bear the full risk of loss, regardless of the method used, in the event the certificates are lost. YOU SHOULD NOT ENDORSE YOUR CERTIFICATES PRIOR TO MAILING.

Optional Mail Loss Insurance.    Please be advised that choosing registered, express or certified mail alone will not protect you should your certificates become lost or stolen.

As the Plan Administrator, we can provide low-cost loss insurance for certificates being returned for conversion to book-entry form. Mail loss insurance covers the cost of the replacement surety bond only. Replacement transaction fees may also apply. To take advantage of the optional mail loss insurance, simply include your $10.00 check, made payable to WFSS Surety Program, along with your certificates and instructions.

To qualify for this service you must choose to use an accountable mail delivery service such as Federal Express, United Parcel Service, DHL, Express Mail, Purolator, TNT or United States Postal Service Registered Mail. Any one shipping package may not contain certificates exceeding a total value of $100,000.

The value of certificate shares is based on the closing market price of the common stock on the trading day prior to the documented mail date. Claims related to lost certificates under this service must be made within 60 days of the documented delivery service mail date. This is specific coverage for the purpose of converting shares to book-entry form and the surety is not intended to cover certificates being tendered for certificate breakdown or exchange for other certificates.

Share Transfers Within Plan

Plan shares also may be transferred to a Plan account of another person subject to compliance with any applicable laws. To do this, you must complete and sign a stock power form and return it to the Plan Administrator. The signature of the transferring participant on the stock power must be medallion guaranteed by an eligible financial institution. Stock powers can be obtained online or from the Plan Administrator. If the person to whom the shares are transferred is not a participant in the Plan, the Plan Administrator will automatically open an account for the person and enroll him or her in the Plan.

GIFTS OR SHARE TRANSFERS OUTSIDE PLAN

You can give or transfer shares from your Plan account to anyone you choose by:

•	making an initial cash investment of at least $250 (which includes the $15 enrollment fee) to establish an account in the recipient’s name;
•	submitting an optional cash investment on behalf of an existing Plan participant in an amount of not less than $50 or more than $250,000 per calendar year;
•	transferring shares from your Plan account to the account of an existing Plan participant; or
•	transferring a whole number of shares from your account to a recipient outside the Plan.

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General Mills, Inc. Direct Purchase Plan

You may transfer shares of common stock to the accounts of existing Plan participants or establish a new account. If your investments or transfers are made to an existing account, dividends on the shares credited pursuant to such investments or transfers will be invested in accordance with the elections made by the existing account owner. New Plan participants may elect any of the Plan’s available dividend investment options by completing an enrollment form.

When authorizing a transfer of shares, you must send written instructions to the Plan Administrator and must have your signature on the letter of instruction “Medallion Guaranteed” by a financial institution participating in the Medallion Signature Guarantee program. A Medallion Signature Guarantee is a special guarantee for securities that may be obtained through a financial institution such as a broker, bank, savings and loan association, or credit union. The guarantee ensures that the individual requesting the transfer of securities is the owner of those securities. Most banks and brokers participate in the Medallion Signature Guarantee program.

If you need additional assistance regarding the transfer of your shares, please telephone the Plan Administrator. You also may find information and obtain forms on the Plan Administrator’s website at www.shareowneronline.com.

Sale of Shares

You may sell some or all of your Plan shares if the current market value of the shares requested to be sold is $25,000 or less. You may authorize the sale online or by calling if you have previously authorized automated privileges. You may also submit a completed Transaction Request Form or a written request to the Plan Administrator. If you are submitting a Transaction Request Form from your account statement to sell all or part of your Plan shares, and you are requesting that net proceeds be automatically deposited to a bank checking or savings account, you must provide a voided blank check for a checking account or a blank savings deposit slip for a savings account. If you are unable to provide a voided check or deposit slip, your written request must have your signature(s) medallion guaranteed for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be honored and a check for the net proceeds will be issued. Your request for sale to the Plan Administrator should specify the number of Plan shares to be sold. All authorized signers are to sign their written request as it appears on their Plan account statement. Typically funds are automatically deposited four business days after the sale has taken place on the market.

The Plan Administrator executes the sales order on behalf of the participant in the open market or in negotiated transactions. The Plan Administrator will make best efforts to process a sales order on the next business day following receipt of a properly completed request form, but best efforts is not a guarantee of a specific date or specific price. There also must be sufficient volume and the request must be received on a business day when the relevant securities market is open. After settlement of the sale, the net proceeds of the sale will be sent to the participant by check or by direct deposit to a bank checking or savings account, as appropriate. The proceeds received by the participant are based on the weighted average price at which the shares were sold less brokerage commissions and service fees charged by the Plan Administrator (see “FEE DISCLOSURE SCHEDULE”). Plan shares to be sold may be aggregated with shares of other participants to be sold and the proceeds distributed to each participant based on the weighted average sale price.

Shares purchased through the Plan are held in your account separately from shares purchased outside the Plan and held in physical certificate form or book-entry (DRS). Even if you sell or otherwise dispose of all shares purchased outside the Plan in physical certificate or book-entry (DRS), shares in the Plan account will continue to be held and their dividends reinvested as you have elected unless you notify the Plan Administrator otherwise.

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General Mills, Inc. Direct Purchase Plan

Selling participants should be aware that the share price of General Mills Common Stock may fall or rise during the period between a request for sale, its receipt by the Plan Administrator, and the ultimate sale in the open market. You should evaluate these possibilities while deciding whether and when to sell any shares through the Plan. The price risk will be borne solely by you.

Termination

Participants may terminate their participation in the Plan. A participant may terminate his or her participation in the Plan by contacting the Plan Administrator via phone (see “AUTOMATED REQUESTS – TELEPHONE”). A participant may also submit the appropriate information on a Transaction Request Form or submit a written request to the Plan Administrator. A participant’s written request for termination should be signed by the authorized signer(s) as their name(s) appears on their account statement. If your request to terminate from the Plan is received on or after a dividend record date, but before the dividend payment date, your termination will be processed as soon as practicable, and a separate dividend check will be mailed to you. Future dividends will be paid in cash, unless you rejoin the Plan.

If a participant requests to transfer all shares in their Plan account between a dividend record date and payment date, their transfer request will be processed; however, their Plan account will not be terminated. You may receive additional dividend reinvestment shares which will require you to submit a written request to transfer the additional shares. In addition, termination requests of participants making optional cash investments by automatic cash withdrawal must be received by the Plan Administrator at least 15 business days prior to the scheduled investment date to ensure that the request is effective as to the next optional cash investment date.

Upon termination of a participant’s participation in the Plan, unless you have requested that some or all Plan shares be sold, the Plan Administrator will convert your full Plan shares to book-entry (DRS) or issue a physical certificate(s) representing the number of full shares in your Plan account and a check in the amount of the market value, minus applicable fees and brokerage commissions, of any fractional share. If a participant so requests on the Transaction Request Form, the Plan Administrator will sell some or all Plan shares on behalf of the participant (see “SALE OF SHARES”). After settlement of the sale, the Plan Administrator will send the participant a check (or provide for direct deposit to a bank checking or savings account, as appropriate) in the amount of the net proceeds of the sale of full and fractional shares and a certificate representing any full Plan shares not sold.

After termination, previous participants may re-enroll in the Plan by going online or submitting a new Account Authorization Form and complying with all other enrollment procedures (see “ENROLLMENT AND PARTICIPATION”). In order to minimize unnecessary Plan administrative costs and to encourage use of the Plan as a long-term investment vehicle, General Mills reserves the right to deny participation in the Plan to previous participants who General Mills or the Plan Administrator believes have been excessive in their enrollments and terminations.

At the direction of General Mills, the Plan Administrator can terminate your participation in the Plan if you do not own at least one full share.

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General Mills, Inc. Direct Purchase Plan

Other Information

STOCK DIVIDENDS AND STOCK SPLITS.    Any shares distributable to a Plan participant pursuant to a stock dividend or stock split on Plan shares will be added to the participant’s Plan account and not mailed or delivered directly to the participant. The participant, however, may request General Mills to issue certificates for such stock dividends or split shares once they are added to the participant’s account (see “Share Certificates”). If a participant sends notice of termination or a request to sell to the Plan Administrator between the record date and the payment date for a stock distribution, the request will not be processed until the stock distribution is credited to the participant’s account.

DIVIDEND AND VOTING RIGHTS.    Dividend and voting rights of shares purchased under the Plan commence upon settlement of the transaction, which normally is three business days after purchase. Shares of Common Stock purchased on or within two business days prior to a dividend record date are considered “ex-dividend” and therefore not entitled to payment of that dividend.

VOTING OF PLAN SHARES.    For each meeting of stockholders, participants receive proxy materials that allow them to vote their Plan shares by proxy. Alternatively, participants can elect to vote their Plan shares in person at the meeting.

LIMITATION OF LIABILITY.    In administering the Plan, neither General Mills nor the Plan Administrator is liable for any good faith act or omission to act, including but not limited to any claim of liability (i) arising out of the failure to terminate a participant’s account upon such participant’s death prior to receipt of a notice in writing of such death, (ii) with respect to the prices or times at which shares are purchased or sold or (iii) as to the value of the shares acquired for participants.

The Plan Administrator is acting solely as agent of General Mills and owes no duties, fiduciary or otherwise, to any other person by reason of this Plan, and no implied duties, fiduciary or otherwise, shall be read into this Plan. The Plan Administrator undertakes to perform such duties and only such duties as are expressly set forth herein, to be performed by it, and no implied covenants or obligations shall be read into this Plan against the Plan Administrator or General Mills.

In the absence of negligence or willful misconduct on its part, the Plan Administrator, whether acting directly or through agents or attorneys, shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. In no event shall the Plan Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Plan Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The Plan Administrator shall: (i) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own and (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

The Plan Administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under this Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Plan Administrator shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

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General Mills, Inc. Direct Purchase Plan

MODIFICATION OR TERMINATION OF THE PLAN.    General Mills may suspend, modify or terminate the Plan at any time in whole or in part or with respect to participants in certain jurisdictions. Notice of such suspension, modification or termination will be sent to all affected participants. No such event will affect any shares then credited to a participant’s account. Upon any whole or partial termination of the Plan by General Mills, each affected participant will have all full Plan shares converted to book-entry (DRS) or a physical certificate issued for all full Plan shares and a check, less applicable fees and commissions, in the amount of the market value of any fractional Plan share.

DENIAL OR TERMINATION OF PARTICIPATION BY GENERAL MILLS.    The Plan Administrator may terminate a participant’s participation in the Plan if the participant does not own at least one full share. General Mills also reserves the right to deny, modify, suspend or terminate participation in the Plan by otherwise eligible persons to the extent General Mills deems it advisable or necessary in its discretion to comply with applicable laws or to eliminate practices that are not consistent with the purposes of the Plan. Participants whose participation in the Plan is terminated will have all full Plan shares converted to book-entry (DRS) or a physical certificate issued for all full Plan shares and a check, less applicable fees and commissions, in the amount of the market value of any fractional Plan share.

Federal Income Tax Information

THE INFORMATION SET FORTH BELOW IS ONLY A SUMMARY AND DOES NOT CLAIM TO BE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN. TAX CONSEQUENCES VARY DEPENDING ON INDIVIDUAL CIRCUMSTANCES AND MAY BE AFFECTED BY FUTURE LEGISLATION, IRS RULINGS AND REGULATIONS OR COURT DECISIONS. ACCORDINGLY, PARTICIPANTS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN.

Federal Income Tax Consequences

DIVIDEND INCOME.    Reinvested dividends are treated for federal income tax purposes in the same manner as if the participant had received the dividends in cash on the applicable dividend payment date. Brokerage commissions and investment fees paid by General Mills on behalf of a participant are treated as taxable dividend income to the participant and reported accordingly.

Distributions will be treated as dividends for federal income tax purposes to the extent of General Mills’ current or accumulated earnings and profits. Distributions in excess of General Mills’ current or accumulated earnings and profits will reduce a participant’s tax basis in the shares with respect to which the dividend was received, and, to the extent in excess of basis, result in capital gain.

Dividends received by a corporate participant will be eligible for the dividends-received deduction if the participant meets certain holding period and other applicable requirements. Dividends received by a non-corporate participant in tax years prior to 2011 will be eligible to be taxed at reduced rates applicable to “qualified dividend income” if the participant meets certain holding period and other applicable requirements.

COST BASIS OF SHARES.    For federal income tax purposes, the cost basis of shares (or any fraction of a share) purchased with reinvested dividends or optional cash investments is the purchase price of the shares, plus any related brokerage commissions and investment fees treated as taxable dividend income.

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General Mills, Inc. Direct Purchase Plan

Compliance with Emergency Economic Stabilization Act of 2008.    Effective January 1, 2012, the Plan qualifies as a DRP under the meaning of Treasury Regulation 1.1012-1(e)(6)(i), which enables participants to use the “average basis method” when determining the tax basis of any shares sold. As a result, in order to participate in the Plan, you must elect to reinvest a minimum of 10% of the dividends (if any) paid on shares held in the Plan.

This Plan assumes that each participant will use the first-in, first-out “FIFO” method when determining the tax basis of any shares sold. Participants may designate their preference for a different method of determining the tax basis of shares by identifying this preference in writing to the Plan Administrator. Participants may designate their preference for “specific identification” cost basis at any time or, effective January 1, 2012, may designate their preference for the “average basis method.”

GAINS AND LOSSES FROM THE SALE OF SHARES.    Participants do not realize any taxable income when stock certificates for full shares are credited to Plan accounts. Participants may realize gain or loss, however, at the time the shares are sold by the Plan Administrator or by the participant after withdrawal of the shares from the Plan. In addition, terminating participants will recognize gain or loss with respect to fractional shares sold. The amount of realized gain or loss in each case is the difference between the amount the participant receives for the shares or fractional shares sold and the participant’s cost basis in those shares. This gain or loss will be capital gain or loss provided the participant holds the shares as a capital asset, which is usually the case. Any capital gain will be taxed at long-term rates if the shares are held for more than one year and at short-term rates if held for one year or less.

IRS REPORTS.    The Plan Administrator reports dividend income to participants and the IRS on Form 1099-DIV. The Plan Administrator reports the proceeds from the sale of Plan shares to the selling participants and the IRS on Form 1099-B.

Dividends Subject to Withholding

A participant’s dividends are subject to federal withholding if the participant fails to provide a taxpayer identification number to the Plan Administrator. Dividends of participants residing in certain foreign countries may also be subject to federal withholding. In any case in which federal income taxes are required to be withheld, the Plan Administrator reinvests an amount equal to the dividends less the amount of tax withheld. For IRS reporting purposes, the amount of the dividend withheld is included in the dividend income. Account statements will reflect the amount of dividends reinvested and tax withheld.

Use of Proceeds

The proceeds from the sales, if any, of treasury or new issue Common Stock pursuant to the Plan are expected to be used for general corporate purposes. General Mills has no basis for estimating either the number of shares of Common Stock that will ultimately be sold pursuant to the Plan or the prices at which such shares will be sold.

Validity of the Securities

The validity of the shares of Common Stock offered hereby will be passed upon for General Mills by Cam C. Hoang, Senior Counsel and Assistant Secretary.

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General Mills, Inc. Direct Purchase Plan

Experts

The consolidated balance sheets of General Mills, Inc. and subsidiaries as of May 29, 2011 and May 30, 2010 and the related consolidated statements of earnings, total equity and comprehensive income, and cash flows for each of the fiscal years in the three-year period ended May 29, 2011, and the related financial statement schedule, and the report regarding the effectiveness of internal control over financial reporting as of May 29, 2011, incorporated by reference in this prospectus from General Mills’ Annual Report on Form 10-K filed with the SEC on July 8, 2011, have been audited by KPMG LLP, independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Where You May Find More Information About General Mills

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the Internet at the SEC web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street N.E., Room 1580, Washington, D.C., 20549. Please call the SEC at 1-800-732-0330 for further information on the public reference facilities and its copy charges.

We have filed with the SEC a registration statement on Form S-3 to register the shares offered hereby. This prospectus is part of the registration statement. As allowed by SEC rules, this prospectus does not contain all of the information that is in the registration statement and the exhibits to the registration statement. For further information regarding General Mills, investors should refer to the registration statement and its exhibits. The full registration statement can be obtained from the SEC as indicated above.

The SEC allows us to incorporate by reference the information we file with the SEC into this prospectus. This means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC that contains that information. The information incorporated by reference is considered to be part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and, where applicable, modify or supersede the information included or incorporated by reference in this prospectus. We incorporate by reference the documents listed below (other than any portions of any such documents that are not deemed “filed” under the Securities Exchange Act of 1934, as amended (Exchange Act), in accordance with the Exchange Act and applicable SEC rules) and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and before the filing of a post-effective amendment to that registration statement that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold:

•	annual report on Form 10-K for the year ended May 29, 2011;
•	current report on Form 8-K filed on July 1, 2011; and
•	the description of the Common Stock contained in General Mills’ Registration Statement on Form S-3 (File No. 333-145358) filed with the SEC on August 9, 2007.

You may request a copy of these filings (excluding exhibits to those documents unless they are specifically incorporated by reference into those documents) at no cost, by writing or telephoning us:

General Mills, Inc.
Number One General Mills Boulevard
Minneapolis, MN 55426
Attention: Corporate Secretary
(763) 764-7600corporate.secretary@genmills.com

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PROSPECTUS

CUSIP

370334 10 4

GENERAL MILLS, INC.

DIRECT PURCHASE PLAN